ANDA OWNERSHIP TRANSFER
                          AND PRODUCT LICENSE AGREEMENT

         This license agreement (the "Agreement") dated as of May 17, 2006 (the "Effective Date") is entered into by and between Nostrum Pharmaceuticals, Inc. ("Nostrum"), a Delaware corporation, and Synovics Laboratories, Inc. ("Synovics Labs"), a Nevada corporation.

WHEREAS,

         A. Nostrum has developed, and is in the process of developing, time release and other technology for pharmaceutical products.

         B. Synovics Labs is researching, developing, manufacturing, marketing and selling pharmaceutical products.

         C. Synovics Labs desires to license from Nostrum the exclusive right to develop, manufacture, market and sell the Product (as hereinafter defined) in the United States of America, and Nostrum desires to grant such license to Synovics Labs, all on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises, and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

         The capitalized terms set forth below (whether in the singular or plural) shall have the meanings indicated for the purposes of this Agreement.

                  "Affiliate" means any Person which controls, is controlled by or is under common control with Synovics Labs or Nostrum, as the case may be. The term "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or equity interest of the subject Person, or the right to receive over fifty percent (50%) of the profits or earnings of such Person. Such other relationship as in fact gives a Person the power or ability to control the management, business and affairs of the subject Person shall also be deemed to constitute control.

                  "Biobatch"  means a  batch  suitable  for  use in the  Pivotal
         Study.

                  "cGMP" means current good manufacturing practices for the methods to be used in, and the facilities and controls to be used for, the manufacture, storage and handling of the Product, all as set forth from time-to-time by the FDA pursuant to the federal Food, Drug and Cosmetic Act and the rules and regulations

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         promulgated thereunder (including  specifically,  Title 21, part 211 of the Code of Federal Regulations of the United States).

                  "FDA" means the United States Food and Drug Administration or any successor agency of the United States government.

                  "Future Strength" shall mean a to be determined additional strength of extended release metformin formulation using the Nostrum Technology that may be developed and filed as a separate ANDA in Synovics' discretion.

                  "TRANSFERED FILING" shall mean Nostrum's ANDA No. 76-756 for the Product and supplements thereto, including all pending or in-process registrations issued by United States Food and Drug Administration related to the Products.

                  "Litigation Expenses" shall mean out-of-pocket costs and expenses incurred by Synovics Labs (i) connection with the defense of any claim, suit or other legal action alleging that the Product being marketed and sold by Synovics Labs hereunder infringes upon or misappropriates a third party patent or other intellectual property right or (ii) in connection with the resolution of any such claim, suit or other legal action, including any judgment or award against Synovics Labs or any of its Affiliates or subcontractors and any amounts paid in settlement (including license fees and royalties).

                  "Nostrum Technology" means all of Nostrum's proprietary information, know-how, materials and technology related to the Product (including without limitation, manufacturing information) and any related patent applications or patents owned or controlled by Nostrum or its Affiliates to the extent they cover the Product and Future Strength or any such information, know-how, materials or technology as applied to the Product and Future Strength, including patent # 6,416,786.

                  "Net Sales" means, with respect to the Product for any period, the amounts actually received by Synovics Labs or its Affiliates from unaffiliated third parties (whether an end-user, a distributor or otherwise) for the sale of Products in the Territory, and exclusive of intercompany transfers or sales between and among Synovics Labs and its Affiliates, less the following reasonable and customary deductions (without duplication) from such gross amounts:

                  (i)      normal  and  customary   trade,   cash  and  quantity
                           discounts, allowances and credits;

                  (ii)     credits or  allowances  actually  granted for damaged
                           goods,   returns  or   rejections   of  Product   and
                           retroactive price reductions;

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

                  (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Product including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing); and

                  (iv) all charge back payments, discounts and rebates (whether mandated or otherwise) granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups and charge back payments, discounts and rebates (whether mandated or otherwise) charged by national or local government; and

                  (v) commissions paid to third parties and sales agents other than Synovics Labs sales personnel and sale representatives.

                  (vi)     freight,  postage,   shipping,   customs  duties  and
                           insurance charges, when included in billing.

                  "Person" means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

                  "Pivotal Study" means the pivotal pharmacokinetic biostudy(ies) conducted by a fully licensed biostudy facility mutually satisfactory to Synovics Labs and Nostrum which is reasonably expected to demonstrate, to the satisfaction of the FDA, the intended AB rated bioequivalence of the Product with the Reference Product sufficient to enable Synovics Labs to submit to the FDA an acceptable Abbreviated New Drug Application ("ANDA") for the manufacture and commercial sale of the Product.

                  "Prestudy" means a pharmacokinetic biostudy which is intended to indicate likelihood of demonstrating bioequivalence of the Product with the Reference Product, typically carried out in a smaller number of volunteers than those required by FDA for pivotal biostudies.

                  "Product"  means  the  AB  rated,   generic  500mg  equivalent
         (Metformin ER Tablet) of the branded product Glucophage-XR,.

                  "ANDA"  shall  mean  an  abbreviated   new  drug   application
         submitted to the FDA covering the Product.

                  "Territory" means the United States of America and its territories, possessions and commonwealths (including Puerto Rico).

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                          ARTICLE 2 - GRANT OF LICENSE

         2.1 LICENSE GRANT. Nostrum hereby grants to Synovics Labs, and Synovics Labs accepts, ownership of the Transfered Filing and an exclusive license under the Nostrum Technology to develop, make, have made, use, import, offer for sale, market and sell the Product and a Future Product in the Territory.

         2.2 RETAINED RIGHTS. Subject to the licenses granted to Synovics Labs hereunder, Nostrum shall remain the sole owner of any Nostrum Technology which Nostrum shall have furnished to Synovics Labs in connection with the performance of Nostrum's obligations pursuant to this Agreement. Nostrum shall retain all right, title and interest to use or license the Nostrum Technology in connection with any product, formulation or process except the Product.

                          ARTICLE 3 - RESEARCH PROGRAM

         3.1      NOSTRUM'S OBLIGATIONS.

                  (a) (i) As of the Effective Date, With respect to the Future Strength, Nostrum has completed work necessary to develop a bioequivalent Product (as compared to the Reference Product) suitable for use in the Pilot Study, and to develop a reliable and efficient manufacturing process suitable for producing commercial scale quantities of the Product meeting the applicable specifications, necessary for filing an ANDA for the Product. Nostrum shall provide to Synovics Labs access to all of the results of the Prestudies completed by Nostrum with respect to the Product. Such access shall be during normal business hours and shall include the right to make copies, at Synovics Labs' expense, of all relevant records, data and results of the Prestudies. In the event that any modifications or adjustments to the formulation of the Product are necessary to achieve bioequivalence for the Product as compared to the Reference Product, or to develop a commercially viable manufacturing process, Nostrum shall use diligent efforts to complete such work and all analysis and testing in connection therewith.

                           (ii)     As of the  Effective  date,  with respect to
the 500 mg strength, Nostrum has filed an ANDA - the Transfered Filing.

                  (b) Nostrum shall provide to Synovics Labs access to all information and copies of all records relating to the Product, including without limitation information relating to formulation development, manufacturing and scale-up (including procedures and batch records), Product specifications, stability testing, analytical procedures and methods, dissolution testing, preclinical and clinical testing (including food effect studies) and all data generated by Nostrum relating thereto. Such access shall be during normal business hours and shall include the right to make copies, at Synovics Labs' expense, of all such records.

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                  (c)      Nostrum  will  cooperate  with  Synovics  Labs in all
phases of the work to be performed under Section 3.2, including, without limitation, the scale up, any Pivotal Study, process validation, any ANDA and stability testing relating to the Product performed pursuant to this Agreement, at any time. Until such time as Synovics Labs has received ANDA approval for the Product in the Territory, Nostrum shall also make available to Synovics Labs the Nostrum personnel directly involved with the Product to advise and consult with regard to the development and manufacture of the Product. In addition, Nostrum agrees that Nostrum's President, Dr. Nirmal Mulye, will be personally available to consult and advise during all aspects of the development of the ANDA for the Product. Synovics Labs shall reimburse Nostrum for its reasonable out-of-pocket expenses incurred in performance of the obligations set forth in this Section 3.1(c).

                  (d) Nostrum shall use diligent efforts in the performance of its obligations under this Section 3.1, as well as any other obligations to be performed by Nostrum on Synovics Labs' behalf under this Article 3. Nostrum shall use diligent efforts to comply with all applicable laws, rules and regulations in the performance of such activities, including without limitation good laboratory practices, good clinical practices and cGMPs, to the extent applicable.

         3.2      SYNOVICS LABS' OBLIGATIONS.

                  (a) With respect to the Future Strength and any modifications of the formulation for both the strengths, Synovics Labs shall promptly commence and diligently conduct all work preparatory to, and necessary for, the performance of a Pivotal Study for the Product. Synovics Labs shall use diligent efforts to complete such Pivotal Study as promptly as practicable. Synovics Labs shall have the right, in its sole discretion, to contract with Nostrum or use third party contractors to conduct the Pivotal Study under this
Section 3.2(a). Synovics Labs' obligation to conduct the Pivotal Study shall be contingent upon successful manufacture and release of finished product for use in the Pivotal Study.

                  (b) With respect to the Future Strength and any modifications of the formulation for both the strengths, in the event that the Pivotal Study demonstrates bioequivalence for the Product in accordance with FDA regulations, Synovics Labs in cooperation with Nostrum shall promptly prepare, submit and diligently prosecute an ANDA for such Product. Synovics Labs will keep Nostrum fully informed with respect to such activities, and Nostrum shall have the right to be present at all meetings with FDA regarding the Product, at its own expense.

                  The ownership of Transfered Filing shall be transferred to and in the name of Synovics Labs. Synovics Labs shall be responsible, at Synovics Labs' expense, for conducting the post-clinical and stability testing of the Product necessary for the approval thereof and for obtaining of all governmental approvals for the manufacture and commercial sale of the Product in the Territory. Synovics Labs shall use diligent efforts to cause such ANDA to be approved. Synovics Labs will have full and complete ownership thereof.

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                  (c)      Synovics Labs shall be responsible  for all costs and
expenses incurred by it in connection with the performance of its obligations under this Section 3.2.

         3.3 DILIGENCE. Following Synovics Labs' receipt of FDA approval with respect to the manufacture and commercial sale of the Product in the Territory, Synovics Labs shall use diligent efforts to manufacture, market, distribute and sell the Product in the Territory. Such diligent efforts shall be commensurate with the efforts expended by Synovics Labs in the commercialization of its other products of similar value, stage of development and commercial potential.

         3.4 EXCUSED PERFORMANCE. All of Synovics Labs' diligence obligations with respect to the development and commercialization of the Product under this Agreement are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, or lack of regulatory approval, which warrants a delay in commercialization of the Product.

         3.5 OWNERSHIP OF RESULTS. Subject to the provisions of Section 9.5, all data and results obtained or generated by or on behalf of either Nostrum or Synovics Labs in performance of the Prestudy, the Pivotal Study or other development activities related to the Product to be performed pursuant to this Agreement (the "Results") shall be the sole and exclusive property of Synovics Labs and shall be treated as Synovics Labs' Confidential Information pursuant to Article 5 hereof. Nostrum undertakes to execute, without undue delay, any and all documents deemed necessary to perfect this right, on an as-needed, as-requested basis.

         3.6 MANUFACTURE/SUPPLY. Synovics Labs shall have the right to contract directly with a suitable third party to manufacture and supply Synovics Labs' requirements for commercial supplies of the Product. Alternatively, Synovics Labs may elect to have the Product manufactured and supplied by itself or one of its Affiliates; provided that the cost of goods for Product manufactured by Synovics Labs or such Affiliate is competitive with the cost of goods for the Product as manufactured by a qualified third party manufacturer. Upon request, Nostrum shall cooperate with Synovics Labs in transferring and implementing the Nostrum Technology related to manufacture of the Product from one site of manufacture for the Product to another in accordance with FDA guidelines applicable to the proposed transfer. Synovics Labs shall reimburse Nostrum within thirty (30) days of Synovics Labs' receipt of Nostrum's invoice(s) for all reasonable out-of-pocket expenses which Nostrum may incur in connection with the performance of its obligations pursuant to this Section 3.6.

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                              ARTICLE 4 - PAYMENTS

         4.1 INITIAL PAYMENT. In partial consideration for the transfer of ownership of the Transfered Filing and license granted to Synovics Labs hereunder, Synovics Labs shall pay Nostrum One hundred and fifty thousand dollars ($150,000) USD within fifteen (15) days of the Effective Date.

         4.2 MILESTONE PAYMENTS. In further consideration for the license granted to Synovics Labs hereunder, Synovics Labs hereby agrees to pay to Nostrum One hundred and fifty thousand dollars ($150,000) USD upon the receipt of approval for Transfered Filing by the FDA within thirty (30) days of achieving the indicated milestone

         4.3 ROYALTIES. Synovics Labs agrees to pay to Nostrum royalties on Net Sales of Product in the Territory equal to Twenty Percent (20%) of Net sales up to a maximum of One million five hundred thousand ($1,500,000).

         4.4 MANNER OF PAYMENT. Within thirty (30) days after the first commercial sale of the Product in the Territory by Synovics Labs, Synovics Labs shall provide Nostrum with written notice to that effect. Thereafter, Synovics Labs shall furnish to Nostrum within sixty (60) days following the close of each calendar quarter, a written report for the calendar quarter showing the Net Sales and Gross Profits from the sale of the Product sold by Synovics Labs and its Affiliates in the Territory during such calendar quarter and the royalties payable under this Agreement for such calendar quarter. Simultaneously with the submission of such written report, Synovics Labs shall pay to Nostrum, for the account of Synovics Labs or the applicable Affiliate, as the case may be, a sum equal to the aggregate royalty due for such calendar quarter calculated in accordance with this Agreement (reconciled for any previous overpayments or underpayments). All payments to Nostrum hereunder shall be made by wire transfer of immediately available funds to the account designated in writing by Nostrum.

         4.5      RECORDKEEPING/AUDITS.

                  (a) Synovics Labs, and to the extent applicable its Affiliates, shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon the written request of Nostrum and not more than twice in each calendar year, Synovics Labs, and to the extent responsible for the manufacture of the Product its Affiliates, shall permit an independent certified public accounting firm of nationally recognized standing, which is bound by a confidentiality agreement in favor of Synovics Labs to have access, at Nostrum's expense, during normal business hours to such records of Synovics Labs and such Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any twelve
(12) month period(s). Nostrum shall provide such notice at least thirty (30) days prior to the intended audit. Nostrum shall have no right to audit any such records with respect to any twelve (12) month period which ended more than ninety-six (96) months prior to the date of such request. The accounting firm shall only disclose to Nostrum the relevant Net Sales, Gross Profits and cost of goods sold information and whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be shared by the accounting firm with

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Nostrum.  Nostrum's  audit  rights  under this  Section  4.5 shall  survive  the expiration or termination of this Agreement for a period of one (1) year.

                  (b)      The cost of each audit  conducted  under this Section
4.5 shall be borne by Nostrum unless such audit correctly determines that Synovics Labs underpaid the royalties due to Nostrum hereunder by more than five percent (5% ) in any five month period in which case, Synovics Labs shall pay to Nostrum the deficiency (as Synovics Labs is required to do regardless of the amount thereof or the results, requirement or pendency of any audit) within fifteen (15) days of the date that a final audit report is issued, and shall also bear the cost of such audit. In the event that such audit determines that Synovics Labs overpaid the royalties due to Nostrum, Nostrum shall refund to Synovics Labs the amount of such overpayment within fifteen (15) days of the date that a final audit report is issued.

                  (c) Nostrum shall treat all financial information subject to review under this Agreement in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Synovics Labs obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

         Section 4.6 WITHHOLDING. If at any time, any jurisdiction within the Territory requires the withholding of income taxes or other taxes imposed upon payments set forth in this Article 4, Synovics Labs shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 4 or if applicable, Nostrum will promptly reimburse Synovics Labs or its designee(s) of the amount of such payments. Synovics Labs shall provide Nostrum with documentation of such withholding and payment. Any withholdings paid when due hereunder shall be for the account of Nostrum and shall not be included in the calculation of Net Sales or Gross Profits, as applicable. In addition, if any deficiency in the amount or failure to make any such withholding payment is caused, in whole or in part, by any intentional or negligent action or inaction on the part of Nostrum, Nostrum shall be liable for any fine, assessment or penalty imposed by any taxing authority in the Territory for such deficiency in the amount of any such withholding or such failure to make such withholding payment. If Synovics Labs is required to pay any such deficiency, or any fine, assessment or penalty for any such deficiency, Nostrum shall promptly reimburse Synovics Labs for any such payments for which Nostrum is liable in accordance with this Section 4.6, which reimbursement shall not be included in the calculation of Net Sales or Gross Profits.

                           ARTICLE 5. CONFIDENTIALITY.

         5.1 CONFIDENTIALITY. During the term of this Agreement and for a period of ten (10) years after its expiration or termination, each party shall maintain as confidential the Nostrum Technology, any know-how relating to the Product, the Results and any other proprietary, technical or business information received from the other party pursuant to this Agreement ("Confidential Information") and shall only use such Confidential

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Information  in  furtherance  of this  Agreement.  Both  parties  agree that any employees provided or given access to the other party's Confidential Information shall be bound by confidentiality obligations essentially the same as those set forth herein. The foregoing obligations of confidentiality and use restrictions shall not apply, however, to the extent that such Confidential Information:

         (i) was known to the receiving party, as evidenced by its written records, prior to receipt from the other party;

         (ii) is in the public domain at time of receipt or subsequently enters the public domain through no breach of this Agreement by the receiving party;

         (iii) after the date of receipt from the disclosing party, is received without secrecy obligations from a third party with a bona fide right to disclose it without violating any right of the disclosing party;

         (iv) is independently developed by the receiving party without the aid, application or use of any of the disclosing party's Confidential Information (and such independent development can be properly documented by the receiving party);

         (v) is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market the Product pursuant to this Agreement, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

         (vi) is necessary to be disclosed to agents, consultants, Affiliates and/or other third parties for the developing, making, using, selling or importing of Product (or for such third parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such third parties agree to be bound by confidentiality obligations and use restrictions at least as restrictive as those contained in this Agreement; or

         (vii) is required to be disclosed by law or court order, provided that notice is promptly delivered to the disclosing party in order to provide the disclosing party sufficient opportunity to seek a protective order or other similar order with respect to such Confidential Information and the receiving party thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the disclosing party.

         5.2 NO PUBLICITY; DISCLOSURE OF AGREEMENT TERMS. Neither party may use the name of the other party or its Affiliates in any publicity or advertising without the prior written permission of such party. Notwithstanding the provisions of Section 5.1 and this Section 5.2, either party may disclose the terms

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of this Agreement to the extent necessary to (a) actual or potential  lenders or investors; (b) the party's agents, consultants, Affiliates and/or other third parties necessary to facilitate such a loan or investment; or (c) the party's accountants, consultants and attorneys, for other corporate transactions and business, on a need to know basis.

                               ARTICLE 6 - PATENTS

         6.1      INFRINGEMENT AND THIRD PARTY LICENSES.

                  (a) In the event that Synovics Labs', or its Affiliates' making, having made, using, offering for sale, selling or importing the Product infringes or misappropriates, will infringe or misappropriate or is alleged by a third party to infringe or misappropriate a third party's patents or other intellectual property rights, the party hereto becoming aware of same shall promptly notify the other. The parties shall thereafter attempt to agree upon a course of action with respect thereto.

                  (b) Synovics Labs shall be responsible, at Synovics Labs' expense, for the defense of any claims, demands, actions or proceedings arising from allegations that development, making, having made, using, offering for sale, selling or importing the Product infringes or misappropriates or will infringe or misappropriate a third party's patents or other intellectual property rights. Upon Synovics Labs' request and expense, Nostrum shall cooperate with Synovics Labs in such defense; provided that Synovics Labs shall promptly reimburse Nostrum for reasonable out-of-pocket costs and expenses incurred by Nostrum in providing such cooperation.

         6.2 INFRINGEMENT OF NOSTRUM'S INTELLECTUAL PROPERTY RIGHTS BY A THIRD PARTY. Synovics Labs and Nostrum shall promptly notify each other of any infringement of the patent rights included in the Nostrum Technology as applied to the Product, and/or any misappropriation or unauthorized use of any of the Nostrum Technology as applied to the Product, in the Territory which may come to their attention. The parties shall thereafter attempt to agree upon a course of action with respect thereto. If Nostrum declines to participate in the prosecution of legal proceedings to prevent such infringement, misappropriation or misuse of the Nostrum Technology, Synovics Labs may do so at its own expense using counsel of its choice.

                   ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

         7.1 REPRESENTATIONS AND WARRANTIES BY BOTH PARTIES. Each of Synovics Labs and Nostrum hereby represents and warrants to the other party that:

         (i) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

         (ii) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

         (iii)    it has all  requisite  power  and  authority  to  execute  and
                  deliver  this   Agreement  and  to  perform  its   obligations
                  hereunder;

         (iv) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

         (v) except for the governmental and regulatory approvals required to market the Product in the Territory, the execution, delivery and performance of this Agreement by such party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such party;

         (vi) this Agreement constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

         (vii) it shall comply with all applicable material laws, rules and regulations relating to the performance of its obligations relating to the Product under this Agreement.

         7.2 REPRESENTATIONS AND WARRANTIES BY NOSTRUM. Nostrum hereby represents and warrants to Synovics Labs that:

         (i)      it owns all right,  title and  interest  in and to the Nostrum
                  Technology as applied to the Product, free and clear of all liens, charges, encumbrances and to Nostrum's actual knowledge, other adverse claims;

         (ii) to Nostrum's actual knowledge as of the Effective Date, (1) the Nostrum Technology as applied to the Product and Future Product does not, and (2) the use of the Nostrum Technology as applied to the Product and Future Product, will not, infringe on or misappropriation the existing intellectual property rights of any other party;

         (iii) there are no adverse actions, suits or claims pending against Nostrum or any of its Affiliates in or before any court or governmental or regulatory authority with respect to the Product and/or the Nostrum Technology as applied to the Product, and no such actions, suits or claims have been threatened against Nostrum or any of its Affiliates;

         (iv) to the best of Nostrum's knowledge, all data summaries provided in writing to Synovics Labs by Nostrum relating to the Pre-study accurately represent the raw data underlying such summaries;

         (v) as of the Effective Date, to the best of Nostrum's knowledge, there is no reason (e.g., debarment under the Federal Food, Drug, and Cosmetic Act) that would prevent Synovics Labs from using data and information supplied by Nostrum, as part of Synovics Labs' regulatory submissions for the Product.

         7.3 CONTINUING REPRESENTATIONS. The representations and warranties of each party contained in Sections 7.1 and 7.2 shall survive the execution of this Agreement.

         7.4 NO INCONSISTENT AGREEMENTS. As of the Effective Date, neither Party has entered into, and during the term of this Agreement, neither party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

         7.5 NO WARRANTY AS TO REGULATORY APPROVAL. Nothing herein shall be construed as a representation or warranty by either party that the applicable health regulatory authorities within the Territory will consider the Product to be safe and effective, or will grant regulatory approval to market and sell the Product in the Territory even if any additional studies are conducted by or on behalf of Synovics Labs or its Affiliates.

                           ARTICLE 8 - INDEMNIFICATION

         8.1 INDEMNIFICATION BY NOSTRUM. Nostrum shall, at its sole cost and expense, defend, indemnify and hold harmless Synovics Labs and its Affiliate(s), and their respective officers, directors, agents and employees from and against all claims, liens, demands, damages, liability, actions, causes of action, losses, judgments, amounts paid in settlement, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively "Claim(s)") to the extent such Claims arise out of or in connection with, result from, or are caused by: (i) any breach by Nostrum of its representations or warranties contained in Sections 7.1 or 7.2 of this Agreement; or (ii) the gross negligence or willful misconduct of Nostrum in the performance of its obligations under this Agreement; PROVIDED, HOWEVER, that Nostrum shall have no liability or indemnification obligations hereunder to the extent any such Claim is caused by the gross negligence or willful misconduct of Synovics Labs, its Affiliates or their respective officers, directors, agents and employees.

         8.2 INDEMNIFICATION BY SYNOVICS LABS. Synovics Labs shall, at its sole cost and expense, defend, indemnify and hold harmless Nostrum and its Affiliate(s), and their respective officers, directors, agents and employees from and against all Claims to the extent such Claims arise out of or in connection with, result from, or are caused by: (i) any breach by Synovics Labs of its representations or warranties contained in Section 7.1 of this Agreement;
(ii) the gross negligence or willful misconduct of Synovics Labs or its Affiliates in the performance of its or their obligations under this Agreement;
(iii) the marketing, manufacture, use or sale of the Product in the Territory by or on behalf of Synovics Labs or its Affiliates; or (iv) allegations that the manufacture, use or sale of the Product in the Territory by or on behalf of Synovics Labs or its Affiliates infringes third party patents or misappropriates the other intellectual property rights of any third party; PROVIDED, HOWEVER, that Synovics Labs shall have no liability or indemnification obligations hereunder to the extent any such Claim is caused by the gross negligence or willful misconduct of Nostrum, its Affiliates or their respective officers, directors, agents and employees.

         8.3 CONDITIONS TO INDEMNIFICATION. The obligations of the indemnifying party under Articles 8.1 and 8.2 are conditioned upon the delivery of written notice to the indemnifying party of any potential Claim promptly after the indemnified party becomes aware of such potential Claim. The foregoing notwithstanding, the parties acknowledge and agree that failure of the indemnified party to promptly notify the indemnifying party of a potential Claim shall not constitute a waiver of, or result in the loss of, such party's right to indemnification under Articles 8.1 or 8.2, as appropriate, except to the extent that the indemnifying party's rights, and/or its ability to defend against such liability are materially prejudiced by such failure to notify. The indemnifying party is hereby authorized to carry out the sole management and defense of such potential Claim, and shall have the right to assume the defense of any suit or claim related to the Claim if it has assumed responsibility for the Claim in writing. However, if in the reasonable judgment of the indemnified party, such Claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

         8.4 SETTLEMENTS. Neither party may settle a claim or action related to a Claim without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement. Any payment made by a party to settle any such claim or action shall be at its own cost and expense.

         8.5 LIMITATION OF LIABILITY. With respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to compensatory damages only and in no event shall a party be liable for punitive or exemplary damages. The foregoing limitation will not prevent a party entitled to indemnification pursuant to this Agreement from recovering all components of any judgment or award against such a party by an unaffiliated party.

         8.6 INSURANCE. During the term of this Agreement Synovics Labs shall maintain adequate insurance and/or a self-insurance program for liability insurance, including products liability insurance, adequately covering Synovics Labs' obligations under this Agreement. Synovics Labs shall provide Nostrum with evidence of such insurance and/or self-insurance upon request.

                        ARTICLE 9 - TERM AND TERMINATION

         9.1 TERM AND EXPIRATION. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to this Article 9 shall continue in effect for the longer of a period of ten (10) years from the first commercial sale of the Product by or on behalf of Synovics Labs in the Territory, or until such time as the commercial sale of the Product by or on behalf of Synovics Labs in the Territory is discontinued.

         9.2      RIGHTS OF SYNOVICS LABS TO TERMINATE.

     a) With respect to the Future Product, in the event that (i) Synovics Labs determines that the results of the Pivotal Study do not adequately demonstrate bioequivalence of the Future Strength with the Reference Product, or (ii) Synovics Labs fails to obtain FDA approval to market and sell the Product in the Territory, then Synovics Labs shall have the right to terminate this Agreement by notifying Nostrum in writing to that effect.

     b) With respect to the Product, Synovics Labs shall have the option to terminate this Agreement in the event that Synovics Labs determines, based on the actual results of manufacturing, distribution and sale of the Product, that the profitability or market size of the Product does not equal or exceed the profitability or market size, as applicable, of other Synovics Labs products of similar market size and cost structure.

         9.3 TERMINATION FOR CAUSE. Either party shall have the right to terminate this Agreement upon sixty (60) days written notice in the event the other party is in breach of one or more of its material obligations under this Agreement; provided that the breaching party shall have the opportunity to cure any alleged breach during such sixty (60) day period. To assist with the interpretation of this Agreement, the parties agree that: a breach by Synovics Labs of the provisions of any of Sections 3.1(c), 3.2(a), 3.2(b), 3.2(c),

3.3, 4.1, 4.2, 4.3 and 4.5 shall be a material breach; and a breach by Nostrum of the provisions of any of Sections 3.1(a), 3.1(b), 3.1(c) and 3.1(d) shall be a material breach. For avoidance of doubt, the provisions listed in this Section
9.3 do not constitute an exhaustive list of those provisions the breach of which may be material.

         9.4 BANKRUPTCY OR INSOLVENCY. Either party shall be entitled to immediately terminate this Agreement upon the filing or institution of bankruptcy, reorganization (in connection with any insolvency), liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for such other party's business, or if a substantial portion of such other party's business is subject to attachment or similar process; PROVIDED, HOWEVER, that in the case of any involuntary bankruptcy proceeding or the attachment of a substantial portion of a party's assets such right to terminate shall only become effective if the proceeding or attachment is not dismissed within sixty (60) days after the filing thereof.

         9.5 EFFECT OF TERMINATION. In the event that this Agreement is terminated, the license granted to Synovics Labs under Section 2.1 shall terminate, Synovics Labs shall transfer to Nostrum all of the formulations, processes and other technology, approvals, applications and records related to the development and commercialization of the Product, and Nostrum shall thereafter have the right to develop, manufacture and otherwise commercialize the Product in the Territory, together with all other countries and their territories, possessions and commonwealths.

         9.6 SURVIVING TERMS. The provisions of Section 9.5, and of Articles 5, 8 and 11, Nostrum's audit rights under Section 4.5, and such other provisions of this Agreement which by their expressed terms are to be performed or complied with subsequent to the termination or expiration of this Agreement, shall survive such termination or expiration and shall continue in full force and effect in accordance with their respective terms.

                            ARTICLE 10. FORCE MAJEURE

                  (a) No failure or omission by the parties in the performance of any obligation according to this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the party, including, but not limited to, strikes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, energy shortages and acts of government or governmental agencies or instrumentalities.

                  (b) In the event that due to force majeure either party hereto shall be delayed or hindered in or prevented from the performance of its duties or doing acts required under the terms of this Agreement, the performance of such act, except for the obligation to pay amounts due under this Agreement, shall be excused for the period of delay. Notwithstanding the aforementioned, the party subject to force majeure shall promptly take all reasonable steps to resolve the condition(s) forming the basis of force majeure; provided, however, that nothing contained herein shall require any party to settle on terms unsatisfactory to such party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority, or any litigation by any third party. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

                           ARTICLE 11 - MISCELLANEOUS

         11.1 ASSIGNMENT. (a) Neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any third party without the prior written consent of the other party. Any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Article 11.1 shall be a material breach of this Agreement by the attempting party, and shall be void and without force or effect. Notwithstanding the foregoing, either party may, without the consent of the other party, assign the Agreement and its rights and obligations hereunder (i) to an Affiliate; (ii) in connection with the transfer or sale of all or substantially all of its assets related to the subject division or the subject business; or (iii) in the event of its merger or consolidation.

                  (b) Any assignment, sublicense or other transfer by either party permitted by this Section 11.1 shall not operate to release such party from its responsibilities under this Agreement.

         11.2 NO WAIVER. No failure by a party to exercise any rights hereunder in the event of a breach or violation hereof by the other party shall constitute a waiver of any such rights. No waiver by any party of any breach or violation hereof by the other party, shall constitute a waiver of any rights in respect of any other or subsequent breach or violation.

         11.3 NOTICES. All notices required to be given under this Agreement shall be in writing and given by personal delivery, facsimile transmission, nationally recognized overnight courier (prepaid) or registered or certified mail, postage prepaid with return receipt requested. Notices shall be addressed:

                  if to Nostrum, at

                           10 Erin Ct.
                           Kendall Park, New Jersey   08824
                           Attn: Nirmal Mulye, Ph.D.
                           Fax: (732) 422-0416
                  if to Synovics Labs, at

                           Synovics Laboratories, Inc.
                           505 Thornhall Street, Suite 304
                           Edison, New Jersey 08837
                           Attention:  Theodore Miro
                           Fax:  (732) 635-0042

A party may change its address by written notice in accordance with this Section 11.3

         11.4 GOVERNING LAW/DISPUTES. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. In the event of any dispute hereunder or otherwise arising out of or relating to this Agreement, the parties hereto agree that such dispute will be resolved only by arbitration in accordance with the terms set forth in Article 12, attached hereto.

         11.5 INDEPENDENT CONTRACTOR. The parties shall be considered independent contractors, and neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to make either party an agent, employee or legal representative of the other, nor shall this Agreement be deemed to establish a joint venture or partnership.

         11.6 SEVERABILITY. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, then such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction and this Agreement shall not otherwise be affected.

         11.7 EFFECT OF ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each party and its permitted successors and permitted assigns. Each party shall be responsible for the compliance by any of its permitted assignees with the terms and conditions of this Agreement.

         11.8 RECORDING. Each party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the Territory, and Nostrum or Synovics Labs, as the case may be, shall provide reasonable assistance to the other in effecting such recording, registering or notifying.

         11.9 FURTHER ACTIONS. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         11.10 COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto and is delivered to the other party in accordance with Section 11.3. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         11.11 ENTIRE AGREEMENT. This Agreement, together with the attached schedule, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements and understandings, whether written or oral. No terms or provisions of this Agreement shall be varied or modified and no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

                                   ARTICLE 12
                          DISPUTE RESOLUTION PROCEDURES

         12.1 Except as otherwise set forth in the Agreement, any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to an alleged breach or termination of this Agreement, shall be settled by binding arbitration in the manner set forth below in this Article 12; provided, however, that the neutral referred to below shall give effect to the provisions of this Agreement and shall not adjust, modify or change the effects of termination as set forth in Article 9 of this Agreement Notwithstanding the foregoing, in the event of a claim, action, suit or proceeding against or involving any party entitled to indemnification pursuant to this Agreement brought or asserted by a third party that is not affiliated with either party to this Agreement, then the entitled to the indemnification will have the option to include the indemnifying party to such claim, action suit or proceeding notwithstanding the provisions of this Article 12.

         12.2 If a party intends to begin an arbitration to resolve a dispute, such party shall provide written notice (the "Request") by certified or registered mail or properly documented overnight delivery to the other party informing such other party of such intention and the issues to be resolved. The notice shall explain the nature of the complaint and refer to any relevant Articles of the Agreement upon which the complaint is based. The complaining party shall also set forth a proposed solution to the problem, including a suggested time frame within which the parties must act.

         12.3 The non-complaining party must respond in writing within thirty (30) calendar days of receiving notice with an explanation, including references to the relevant provisions of the Agreement and a response to the proposed solution and suggested time frame for action. The non-complaining party may add additional issues to be resolved.

         12.4 Within ten (10) business days of receipt of the response from the non-complaining party, the parties shall meet and discuss options for resolving the dispute. Each party shall make available all appropriate personnel to meet and confer with the other party within the ten (10) business day period following the complaining party's receipt of the response by the non-complaining party.

         12.5 Any and all disputes that cannot be resolved pursuant to Paragraphs (b), (c) and (d) above shall be submitted to an arbitrator selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, then the arbitrator shall be selected in accordance with the procedures of the American Arbitration Association. The arbitrator shall be an individual who shall preside over and resolve any disputes between the parties. The arbitrator selected shall be a former judge of a state or federal court and shall not be an employee, director or shareholder of, or otherwise have any current or previous relationship with, either party or its respective Affiliates. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, subject to the time periods and other provisions of this Article 12 or as otherwise set forth in the Agreement.

         12.6 Consistent with the time schedule established pursuant to Paragraphs (g) and (h) below, the arbitrator shall hold a hearing to resolve each of the issues identified by the parties and shall render a decision as expeditiously as possible but in no event more than thirty (30) calendar days after the close of hearings. In rendering the decision the arbitrator shall rule on each disputed issue and shall adopt in whole or in part the proposed ruling of one of the parties on each disputed issue.

         12.7 During the meeting referred to in Paragraph (d) above, the parties shall negotiate in good faith the scope and schedule of discovery, relating to depositions, document production and other discovery devices, taking into account the nature of the dispute submitted for resolution. If the parties are unable to reach agreement as to the scope and schedule of discovery, the arbitrator may order such discovery as the arbitrator deems necessary. To the extent practicable taking into account the nature of the dispute submitted for resolution, such discovery shall be completed within sixty (60) calendar days from the date of the selection of the arbitrator. At the hearing, which shall commence within twenty (20) business days after completion of discovery unless the arbitrator otherwise orders, the parties may present testimony (either live witness or deposition), subject to cross-examination, and documentary evidence. To the extent practicable taking into account the nature of the dispute submitted for resolution and the availability of the arbitrator, the hearing shall be conducted over a period not to exceed thirty (30) consecutive business days, with each party entitled to approximately half of the allotted time unless otherwise ordered by the arbitrator. The hearing shall be held in New York, New York at such place as may be agreed upon by the parties. The arbitrator shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing. The arbitrator shall, in rendering its decision, apply the substantive laws of the State of New York (regardless of its or any other jurisdiction's choice of law principles). The decision of the arbitrator shall be final and not appealable, except in the case of fraud or bad faith on the part of the arbitrator or any party to the arbitration proceeding in connection with the conduct of such proceedings; manifest disregard of the law by the arbitrator concerning a material issue in rendering the decision or upon any other ground for vacating or modifying the decision pursuant to the Federal Arbitration Act, as amended..

         12.8 At least ten (10) business days prior to the date set for the hearing, each party shall submit to each other party and the arbitrator a list of all documents on which such party intends to rely in any oral or written presentation to the arbitrator and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witness' testimony. At least five (5) business days prior to the hearing, each party must submit to the arbitrator and serve on each other party a proposed findings of fact and conclusions of law on each issue to be resolved. Following the close of hearings, the parties shall each submit such post-hearing briefs to the arbitrator addressing the evidence and issues to be resolved as may be required or permitted by the arbitrator.

         12.9 Except as otherwise set forth herein, the arbitrator shall determine the proportion in which the parties shall pay the costs and fees of the arbitration, and each party shall pay its own costs (including, without limitation, reasonable attorneys' fees) and expenses in connection with such arbitration; provided, however, that if the arbitrator determines that the action of any party was arbitrary, frivolous or in bad faith, the arbitrator may award such costs and expenses to the prevailing party.

         12.10 The arbitration proceeding shall be confidential and, except as required by law, neither party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without the prior written consent of the other party. The existence of any dispute submitted for arbitration, and the award of the arbitrator, shall be kept in confidence by the parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

         12.11 Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

         12.12 Nothing contained herein shall be construed to permit the arbitrator or any court or any other forum to award punitive, exemplary or any similar damages. By entering into this Agreement to arbitrate, the parties expressly waive any claim for punitive, exemplary or any similar damages. The only damages recoverable under this Agreement are compensatory damages. The foregoing limitation will not prevent a party entitled to indemnification pursuant to this Agreement from recovering all components or any judgment or award against such party by an unaffiliated third party.

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

         12.13 The procedures specified in this Article 12 shall be the sole and exclusive procedures for the resolution of disputes between the parties which are expressly identified for resolution in accordance with this Article 12.




         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

NOSTRUM PHARMACEUTICALS, INC.                 SYNOVICS LABORATORIES, INC.


By:                                           By:
    ------------------------------                ------------------------------

Name:  Nirmal Mulye, Ph.D.                    Name: Ronald Howard Lane. Ph.D.
Title: President                              Title: President

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